Exhibit 12

                              The Gillette Company

                       Ratio of Earnings to Fixed Charges

Dollars in millions

                                                                2003        2002        2001        2000        1999        1998
                                                             ---------   ---------   ---------   ---------   ---------   ---------
Earnings:
     Income from continuing operations before income taxes   $   1,964       1,752       1,342       1,288       1,912       1,656
     Interest expense                                               54          84         145         223         136          94
     Interest portion of rental expense                             41          43          31          25          20          17
     Amortization of capitalized interest                           10          10           9           6           5           4


                                                             ---------   ---------   ---------   ---------   ---------   ---------
     Earnings available for fixed charges                    $   2,069       1,889       1,527       1,542       2,073       1,771
                                                             =========   =========   =========   =========   =========   =========

Fixed Charges:
     Interest expense                                        $      54          84         145         223         136          94
     Interest capitalized                                            2           4          11          23          13          18
     Interest portion of rental expense                             41          43          31          25          20          17

                                                             ---------   ---------   ---------   ---------   ---------   ---------
     Total fixed charges                                     $      97         131         187         271         169         129
                                                             =========   =========   =========   =========   =========   =========


Ratio of Earnings to Fixed Charges                                21.4        14.5         8.2         5.7        12.3        13.7
                                                             =========   =========   =========   =========   =========   =========